Exhibit 99.1

NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	February 5, 2008 Financial Media
Otter Tail Corporation Reports Record Revenues and Net Income from Continuing Operations for 2007; Earnings Per Share of $1.78; Board Approves Dividend Increase
Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter and year ended December 31, 2007.
2007 Highlights:
•	Consolidated revenues grew 12.1% to a record $1.2 billion in 2007.

•	Consolidated net income from continuing operations was a record $54.0 million in 2007 compared to $50.7 million in 2006.

•	Total diluted earnings per share were $1.78 for 2007 compared with $1.70 for 2006.
2008 Announcements:
•	On February 5, 2008 the Board of Directors declared a quarterly common stock dividend, increasing the dividend to $0.2975 per share from $0.2925 per share. This dividend is payable March 10, 2008 to shareholders of record on February 15, 2008. This increase puts the corporation’s current dividend yield at 3.7% based on today’s closing stock price of $32.54.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2008 to shareholders of record as of February 15.

•	The corporation anticipates its 2008 diluted earnings per share from continuing operations to be in the range of $1.85 to $2.10.
“We are pleased with our 2007 results. Revenues and net income from continuing operations were at record levels,” said John Erickson, president and chief executive officer. “Our electric business provided a solid foundation and our nonelectric businesses continued to perform well, led by growth in our manufacturing platform including strong results at DMI Industries, our wind energy tower manufacturer. We are also pleased to report a significant turnaround at our food ingredient processing business. The 2007 results again illustrate the value of our diversification strategy.”

Erickson said dividend payments will again increase in 2008. “Our Board of Directors has increased our dividend payment for the 33rd consecutive year. The increase brings the annual indicated dividend rate to $1.19 per share, a $0.02 increase over the 2007 rate.”
Segment Performance Summary
Electric
Electric segment revenue and net income were $323.5 million and $24.5 million, respectively, in 2007 compared with $306.0 million and $24.2 million in 2006. The increase in electric revenue was due to a $16.0 million increase in retail revenues and a $1.8 million increase in other electric revenues, offset by a $0.3 million decrease in wholesale and net energy trading revenues.
The increase in retail revenues includes $8.4 million in increased fuel-clause adjustment (FCA) revenues mainly related to an increase in purchased power costs in the fourth quarter of 2007 to replace generation lost during a scheduled major maintenance shutdown of Big Stone Plant. The increase in retail revenues also includes $7.6 million related to a 3.3% increase in retail kwh sales. Residential kwh sales increased 4.0% due, in part, to a 9.6% increase in heating degree days. Increased oil and ethanol production in our electric service territory and surrounding regions contributed to a 3.3% increase in commercial and industrial kwh sales. The $1.8 million increase in other electric revenues is related to an increase in revenues from integrated transmission agreements, reimbursement of system operations costs from the Midwest Independent Transmission System Operator and electric system construction work performed for other companies.
Electric operating expenses increased $21.8 million, which includes increases of $18.2 million in fuel and purchased power expenses and $3.3 million in other operating and maintenance expenses. Fuel costs increased $1.8 million despite a 5.3% decrease in kwhs generated mainly as a result of an 86% increase in generation at the electric utility’s higher-cost combustion turbine peaking plants. Purchased power costs to serve retail customers increased $16.4 million, reflecting a 22.1% increase in kwhs purchased for system use combined with a 4.9% increase in the cost per kwh purchased, mainly related to power purchased in the fourth quarter of 2007 to replace generation lost during a scheduled major maintenance shutdown of Big Stone Plant. The increase in electric operation and maintenance expenses in 2007 reflects an increase in expenses related to external contract work, higher labor and benefit costs, rate case related expenditures and increased tree-trimming expenses. The electric utility recorded a non-cash charge in other income and deductions of $3.3 million in the fourth quarter of 2006 related to a reduction in capitalized interest allowed in rate base. The resulting increase in other income and deductions in 2007 was partially offset by a $0.8 million decrease in allowance for equity funds used during construction.

Plastics
Plastics segment revenues and net income were $149.0 million and $8.3 million, respectively, in 2007 compared with $163.1 million and $14.3 million in 2006. The decrease in revenue and net income is due to an 18.8% reduction in plastic pipe sales prices partially offset by a 12.5% increase in pounds of plastic pipe sold and a 12.5% decrease in the cost per pound of pipe sold. The decrease in sales prices reflected a softening of the plastic pipe market, which was expected.
Manufacturing

Manufacturing segment revenues and net income were $381.6 million and $15.6 million, respectively, in 2007 compared with $311.8 million and $13.2 million in 2006. DMI Industries, Inc. recorded a $48.0 million increase in revenue and a $1.4 million increase in net income as a result of increased production levels and productivity gains. DMI’s 2007 operating expenses include $2.0 million in pre-production start-up costs for its new plant in Tulsa, Oklahoma. The new plant is on line and started producing towers in January 2008. At ShoreMaster, Inc., revenues increased $15.9 million and net income increased $1.4 million as a result of strong commercial and residential sales. The Aviva Sports product line, acquired by ShoreMaster in February 2007, contributed $3.7 million to the increase in revenues. At BTD Manufacturing, Inc., revenues increased $3.5 million, mainly related to the acquisition of Pro Engineering in May 2007, while net income was unchanged. At T.O. Plastics, Inc., revenues increased $2.4 million while net income decreased $0.4 million mainly due to increases in labor, benefit and depreciation expenses.
Health Services
Health services segment revenues and net income were $130.7 million and $1.4 million, respectively, in 2007 compared with $135.1 million and $2.2 million in 2006. Scanning and other related service revenues decreased $3.2 million while revenues from equipment sales and service decreased $1.2 million. Cost of goods sold decreased $4.5 million. The decreases in equipment sales revenues and cost of goods sold reflect a shift from traditional dealership distribution of products in 2006 to more commission-based compensation for sales to customers in 2007. A $1.2 million increase in operating expenses contributed to the decrease in health services net income.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $70.4 million and net income of $4.4 million in 2007 compared with revenues of $45.1 million and a net loss of $4.1 million in 2006. The increase in revenue was the result of an increase in pounds of product sold combined with an increase in the price per pound of product sold. The increase in revenue combined with a decrease in the cost per pound of product sold were the main factors contributing to the increase in net income.
Other Business Operations
Other business operations recorded revenues of $185.7 million and net income of $4.0 million in 2007 compared with revenues of $145.6 million and net income of $5.3 million in 2006. Revenues increased $40.2 million at the construction companies due to an increase in construction activity. Construction company net income decreased $1.4 million as a result of lower than expected margins on certain construction projects at Midwest Construction Services. Revenues from flatbed trucking operations remained essentially unchanged while net income increased $0.2 million.
Fourth Quarter Results
Diluted earnings per share for the fourth quarter of 2007 were $0.46 compared with $0.37 for the fourth quarter of 2006. Revenues for the fourth quarter of 2007 were $329.7 million compared with $286.7 million for the same period a year ago. Operating income for the fourth quarter of 2007 was $24.2 million compared with $24.1 million for the fourth quarter of 2006. Net income was $14.1 million in the fourth quarter of 2007 compared with $11.3 million in the fourth quarter of 2006, with increases in net income in the electric, food ingredient processing and plastics segments more than offsetting decreases in net income in the health services and other business operations segments.
2008 Expectations
Otter Tail Corporation anticipates 2008 diluted earnings per share to be in a range from $1.85 to $2.10. Contributing to the earnings guidance for 2008 are the following items:
•	The corporation expects increased levels of net income from the electric segment in 2008. This increase is based on having lower cost generation available for the year, as there are no plant shutdowns planned for Big Stone Plant or Coyote Station in 2008, and on additional rate base investment from the Langdon wind project. The increase also assumes the interim rate increase of $7.1 million, or 5.41%, which is part of the rate case filed with the Minnesota Public Utilities Commission (MPUC). These interim rates remain in effect for all Minnesota customers until the MPUC makes a final determination on the electric utility’s request, which is expected to occur by August 1, 2008. If final rates are lower than interim rates, the electric utility will refund customers the difference with interest. If final rates are higher than interim rates, the higher rates will become effective as of the date of the MPUC Order approving those rates.

•	The corporation expects the plastics segment’s 2008 performance to be at or below normal levels. Announced capacity expansions are not expected to come on line until the fourth quarter of 2008.

•	Increased capacity and productivity related to recent expansions and acquisitions, and the start-up of DMI’s wind tower manufacturing plant in Tulsa, Oklahoma in 2008, are expected to result in increased levels of net income in the manufacturing segment in 2008. Backlog in place in the manufacturing segment to support 2008 revenues is approximately $295 million compared with $241 million one year ago. The wind energy tower manufacturing business accounts for a substantial portion of the 2008 backlog.

•	The health services segment expects improvement in net income in 2008 as it focuses on improving its mix of imaging assets and asset utilization rates.

•	The corporation expects its food ingredient processing business to have increased net income due to higher operating margins in 2008. This business has backlog in place for 2008 of 51.5 million pounds compared with 52.8 million pounds one year ago.

•	The other business operations segment is expected to have higher earnings in 2008 compared with 2007. Backlog in place for the construction businesses is $77 million for 2008 compared with $74 million for the same period one year ago.

•	Corporate general and administrative costs are expected to increase in 2008.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2008 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case filed in Minnesota on October 1, 2007, requesting an overall increase in Minnesota rates of 6.66%. The filing includes a request for an interim rate increase of 5.41%, which went into effect on November 30, 2007. Interim rates will remain in effect for all Minnesota customers until the MPUC makes a final determination on the electric utility’s request, which is expected by August 1, 2008. If final rates are lower than interim rates, the electric utility will refund Minnesota customers the difference with interest.

•	Certain costs currently included in the Fuel Clause Adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case.

Further, all, or portions of, gross margins on asset-based wholesale electric sales may become subject to refund through the FCA as a result of a general rate case.

•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The corporation’s electric segment has capitalized $8.2 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of December 31, 2007. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	The corporation’s manufacturer of wind towers operates in a market that has been influenced by the existence of a Federal Production Tax Credit. This tax credit is scheduled to expire on December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s ability to own and expand its nonelectric businesses could be limited by state law.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing and wind tower manufacturing businesses could be adversely affected by changes in foreign currency exchange rates.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months and years ended December 31, 2007 and 2006 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2007 and 2006
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2007	2006	2007	2006
Operating Revenues by Segment:
Electric	$90,816	$78,706	$323,478	$306,014
Plastics	34,693	26,404	149,012	163,135
Manufacturing	95,258	85,256	381,599	311,811
Health Services	33,895	34,710	130,670	135,051
Food Ingredient Processing	16,828	14,449	70,440	45,084
Other Business Operations	58,766	47,450	185,730	145,603
Corporate Revenue and Intersegment Eliminations	(569)	(274)	(2,042)	(1,744)

Total Operating Revenues	329,687	286,701	1,238,887	1,104,954

Operating Expenses:
Fuel and Purchased Power	44,145	29,912	135,172	117,010
Nonelectric Cost of Goods Sold (excludes depreciation; included below)	191,047	161,832	712,547	611,737
Electric Operating and Maintenance Expense	28,125	27,819	116,454	113,137
Nonelectric Operating and Maintenance Expense	28,764	30,193	121,110	115,290
Depreciation and Amortization	13,424	12,828	52,830	49,983

Total Operating Expenses	305,505	262,584	1,138,113	1,007,157

Operating Income (Loss) by Segment:
Electric	11,950	14,453	45,755	50,111
Plastics	979	(339)	14,362	23,707
Manufacturing	7,953	7,785	33,051	27,578
Health Services	(201)	1,845	3,430	4,538
Food Ingredient Processing	1,698	(1,036)	6,762	(5,828)
Other Business Operations	2,818	4,187	7,817	9,600
Corporate	(1,015)	(2,778)	(10,403)	(11,909)

Total Operating Income — Continuing Operations	24,182	24,117	100,774	97,797

Interest Charges	6,036	4,879	20,857	19,501
Other Income and Deductions	780	(2,587)	2,012	(440)
Income Taxes — Continuing Operations	4,808	5,369	27,968	27,106

Net Income (Loss) by Segment — Continuing Operations:
Electric	7,007	4,696	24,498	24,181
Plastics	704	149	8,314	14,326
Manufacturing	4,281	4,310	15,632	13,171
Health Services	(282)	1,089	1,427	2,230
Food Ingredient Processing	1,401	(611)	4,386	(4,115)
Other Business Operations	1,454	2,442	4,049	5,257
Corporate	(447)	(793)	(4,345)	(4,300)

Total Net Income — Continuing Operations	14,118	11,282	53,961	50,750
Discontinued Operations
Income from Discontinued Operations Net of Taxes of $28	—	—	—	26
Gain on Disposition of Discontinued Operations Net of Taxes of $224	—	—	—	336

Net Income from Discontinued Operations	—	—	—	362

Total Net Income	14,118	11,282	53,961	51,112
Preferred Stock Dividend	184	185	736	736

Balance for Common:	$13,934	$11,097	$53,225	$50,376

Average Number of Common Shares Outstanding—Basic	29,790,350	29,444,655	29,681,237	29,394,033
Average Number of Common Shares Outstanding—Diluted	30,089,899	29,730,680	29,969,523	29,664,375

Basic Earnings per Common Share:
Continuing Operations (net of preferred dividend requirements)	$0.47	$0.38	$1.79	$1.70
Discontinued Operations	$—	$—	$—	$0.01

	$0.47	$0.38	$1.79	$1.71

Diluted Earnings per Common Share:
Continuing Operations (net of preferred dividend requirements)	$0.46	$0.37	$1.78	$1.69
Discontinued Operations	$—	$—	$—	$0.01

	$0.46	$0.37	$1.78	$1.70

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2007	2006
Current Assets
Cash and Cash Equivalents	$39,824	$6,791
Accounts Receivable:
Trade—Net	151,446	135,011
Other	14,934	10,265
Inventories	97,214	103,002
Deferred Income Taxes	7,200	8,069
Accrued Utility and Cost-of-Energy Revenues	32,501	23,931
Costs and Estimated Earnings in Excess of Billings	42,234	38,384
Other	15,299	9,611
Assets of Discontinued Operations	—	289

Total Current Assets	400,652	335,353

Investments and Other Assets	34,557	29,946
Goodwill—Net	99,242	98,110
Other Intangibles—Net	20,456	20,080

Deferred Debits:
Unamortized Debt Expense and Reacquisition Premiums	6,986	6,133
Regulatory Assets and Other Deferred Debits	38,837	50,419

Total Deferred Debits	45,823	56,552

Plant
Electric Plant in Service	1,028,917	930,689
Nonelectric Operations	257,590	239,269

Total	1,286,507	1,169,958
Less Accumulated Depreciation and Amortization	506,744	479,557

Plant—Net of Accumulated Depreciation and Amortization	779,763	690,401
Construction Work in Progress	74,261	28,208

Net Plant	854,024	718,609

Total	$1,454,754	$1,258,650

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2007	2006
Current Liabilities
Short-Term Debt	$95,000	$38,900
Current Maturities of Long-Term Debt	3,004	3,125
Accounts Payable	141,390	120,195
Accrued Salaries and Wages	29,283	28,653
Accrued Federal and State Income Taxes	—	2,383
Other Accrued Taxes	11,409	11,509
Other Accrued Liabilities	13,873	10,495
Liabilities from Discontinued Operations	—	197

Total Current Liabilities	293,959	215,457

Pensions Benefit Liability	39,429	44,035
Other Postretirement Benefits Liability	30,488	32,254
Other Noncurrent Liabilities	23,228	18,866

Deferred Credits
Deferred Income Taxes	105,813	112,740
Deferred Tax Credits	16,761	8,181
Regulatory Liabilities	62,705	63,875
Other	275	281

Total Deferred Credits	185,554	185,077

Capitalization
Long-Term Debt, Net of Current Maturities	342,694	255,436
Class B Stock Options of Subsidiary	1,255	1,255

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares — Authorized 1,000,000 Shares Without Par Value; Outstanding — None	—	—

Common Shares, Par Value $5 Per Share	149,249	147,609
Premium on Common Shares	108,885	99,223
Retained Earnings	263,332	245,005
Accumulated Other Comprehensive Income (Loss)	1,181	(1,067)

Total Common Equity	522,647	490,770

Total Capitalization	882,096	762,961

Total	$1,454,754	$1,258,650